Exhibit 10.1

8/26/2025

David Sharbutt

Dear David,

On behalf of the Board of Directors of Bitmine, I am pleased to extend an offer for you to serve as a member of our Board of Directors, effective immediately.

Your appointment reflects our confidence in your leadership, experience, and commitment to advancing the mission and strategic vision of Bitmine. As a member of the Board, your responsibilities will include providing oversight and guidance on corporate strategy, governance, and fiduciary matters, as well as participating in regular Board and committee meetings as requested.

The term of your service will continue until the next annual meeting of shareholders and until your successor is duly elected and qualified, unless earlier terminated in accordance with the Company’s bylaws.

Board compensation for fiscal year ending 8/31/2025 shall be 10,000 shares. Future consideration shall be 750 shares per month for service and 250 shares additional per committee served until the compensation committee presents and receives new compensation approved.

We are grateful for your willingness to contribute your expertise to the stewardship of our company and look forward to your active participation.

Please confirm your acceptance of this appointment by signing and returning this letter.

Sincerely,

Lori Love
Compensation Committee
Bitmine Immersion Technologies (BMNR)

Acknowledgement and Acceptance

I, David Sharbutt, accept the appointment to serve on the Board of Directors of Bitmine Immersion Technology, effective immediately, and agree to perform the duties consistent with this role.

Signature:	/s/ David Sharbutt
Name:	David Sharbutt
Date:	August 27, 2025